Exhibit 5.1

Jenkens & Gilchrist A PROFESSIONAL CORPORATION 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202 (214) 855-4500 FACSIMILE (214) 855-4300 www.jenkens.com

AUSTIN, TEXAS

(512) 499-3800

CHICAGO, ILLINOIS

(312) 425-3900

HOUSTON, TEXAS

(713) 951-3300

LOS ANGELES, CALIFORNIA (310) 820-8800

PASADENA, CALIFORNIA

(626) 578-7400

SAN ANTONIO, TEXAS

(210) 246-5000

WASHINGTON, D.C.

(202) 326-1500

December 15, 2006

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

Re:	AmeriCredit Corp.—Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel for AmeriCredit Corp., a Texas corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (a) $275,000,000 aggregate principal amount of its 0.75% Convertible Senior Notes due 2011 (the “2011 Notes”) and $275,000,000 aggregate principal amount of its 2.125% Convertible Senior Notes due 2013 (the “2013 Notes,” and together with the 2011 Notes, the “Notes”), (b) guarantees of the Notes (the “Subsidiary Guarantees”) by Americredit Corporation of California, AmeriCredit Financial Services, Inc., AmeriCredit Flight Operations, LLC, AmeriCredit Management Trust, AmeriCredit Consumer Discount Company, ACF Investment Corp., AmeriCredit Consumer Loan Company, Inc., Bay View Acceptance Corporation, CAR Group, Inc. and AFS Management Corp. (the “United States Guarantors”), and by AmeriCredit Financial Services of Canada Ltd., AmeriCredit NS I Co. and AmeriCredit NS II Co. (the “Canadian Guarantors,” and together with the United States Guarantors, the “Guarantors”), and (c) 18,809,121 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes, all of which are to be sold by certain holders of the Notes as described in the Registration Statement. The Notes were issued under Indentures, dated September 18, 2006 (the “Indentures”), by and between the Company and HSBC Bank USA, as trustee (the “Trustee”).

In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of: (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date; (ii) copies of resolutions of the Board of Directors of the Company relating to the issuance and sale of the Notes, the issuance and delivery of the Shares upon conversion of the Notes, the preparation and filing of the Registration Statement and related matters; (iii) executed copies of the Indentures with the forms of

Jenkens & Gilchrist

A PROFESSIONAL CORPORATION

December 15, 2006

the Notes and the Subsidiary Guarantees; (iv) the Registration Rights Agreement, dated September 18, 2006, between the Company, the Guarantors, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC and (v) the Indentures, Notes and Subsidiary Guarantees. In making the foregoing examinations, we have assumed the authenticity of the documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion to the extent we deem reasonably appropriate, we have requested and reviewed certificates of officers or directors of the Company and the Guarantors. We have assumed and without independent investigation have relied upon the factual accuracy of the representations, warranties and other information contained in the items we examined. These are the only documents, records and instruments examined by us for the purposes of this opinion. In addition, we have made such other investigations of applicable law currently in effect as we deemed necessary under customary practice to enable us to render this opinion letter.

Based on the foregoing, it is our opinion that:

1. The Notes are legally issued and binding obligations of the Company;

2. The Subsidiary Guarantees are legally issued and binding obligations of the Guarantors; and

3. The Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Indentures, will be validly issued, fully paid and nonassessable, assuming no change in applicable law.

The opinions rendered by us are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws now or hereafter in effect relating to or affecting the rights, powers, interests and remedies of creditors generally; (b) the effect of general rules or principles of equity, whether considered in a proceeding in equity, at law or otherwise, and the discretion of the court or other authority before which any proceeding may be brought, including (without limitation) those pertaining to materiality, good faith, fair dealing, diligence, reasonableness, unconscionability, impossibility of performance, priorities, redemption or other cure, suretyship rights or defenses, waiver, laches, estoppel, or judicial deference; and (c) we express no opinion concerning the enforceability of any waivers of rights or defenses or exculpation or indemnification provisions where such waivers or provisions are contrary to public policy.

We have assumed that the Trustee has the requisite power and authority to enter into and perform its obligations under the Indentures, that the Indentures have been duly authorized, executed and delivered by the Trustee, and that the Indentures constitute legal, valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their terms.

Jenkens & Gilchrist

A PROFESSIONAL CORPORATION

December 15, 2006

To the extent our opinions relate to the enforceability of the choice of New York law, our opinions are rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and N.Y. C.P.L.R. 327(b) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

With respect to our opinion in paragraph 2 above relating to the enforceability of the Subsidiary Guarantees against the Canadian Guarantors, we have relied solely (and without independent investigation) on the opinions of Osler, Hoskin & Harcourt LLP, Ontario, Canada counsel for the Company, and McInnes Cooper, Nova Scotia, Canada counsel for the Company, addressed to us, as to matters of Canadian, Ontario and Nova Scotia law, copies of which are attached hereto as Exhibit A and Exhibit B. With respect to our opinions in paragraph 1 relating to the enforceability of the Notes and in paragraph 2 above relating to the enforceability of the Subsidiary Guarantees against the United States Guarantors, we have relied solely (and without independent investigation) on the opinion of Zukerman Gore & Brandeis, LLP, as to matters of New York law, a copy of which is attached hereto as Exhibit C.

We are licensed to practice law only in the State of Texas. The opinions expressed herein are specifically limited to the applicable laws of the State of Texas, the General Corporation Law of the State of Delaware, and the applicable federal laws of the United States of America that, in our experience, are applicable to securities of the type covered by the Registration Statement. We do not express any opinion with respect to the law of any jurisdiction other than such laws or as to the effect of any such other law on our opinions.

Our opinions are as of and limited to the documents, applicable law, facts and circumstances as of the date hereof (which we note could be changed with possible retroactive effect), and in any event we do not undertake to advise you of any such item or change therein occurring or coming to our attention subsequent to the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ JENKENS & GILCHRIST, A Professional Corporation

Exhibit A

[Letterhead of Osler, Hoskin & Harcourt LLP]

September 18, 2006

The Purchasers, as defined in the

Purchase Agreement (as defined below)

Jenkens & Gilchrist P.C.

1445 Ross Avenue, Suite 3200

Dallas, TX 75202

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

RE:	U.S. $250,000,000 0.75% Convertible Senior Notes Due 2011 (the “2011 Notes”) and U.S.$250,000,000 2.125% Convertible Senior Notes Due 2013 (the “2013 Notes”) – Purchase Agreement (the “Purchase Agreement”) dated September 12, 2006 among AmeriCredit Corp. (the “Company”), the guarantors party thereto and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the Purchasers

We have acted as special counsel to AmeriCredit Financial Services of Canada Ltd. (the “Ontario Guarantor”) in connection with the offering of the 2011 Notes and the 2013 Notes pursuant to the terms set out in the Purchase Agreement.

Capitalized terms used herein and not otherwise defined have the meaning given to them in the Purchase Agreement and the Indenture (as defined below).

A. Documentation

As such counsel, we have reviewed executed copies of:

(a)	the Purchase Agreement;

(b)	the U.S.$250,000,000 0.75% Convertible Senior Notes Due 2011 Indenture dated as of September 18, 2006 (the “2011 Indenture”) among the Company, as issuer, the Guarantors party thereto, and HSBC Bank USA, National Association, as trustee, (the “Trustee”) including the Subsidiary Guarantee (the “2011 Subsidiary Guarantee”) made by the Ontario Guarantor in favour of the Trustee and each Holder of a Security pursuant to Section 14.01 of the 2011 Indenture;

(c)

the U.S.$250,000,000 2.125% Convertible Senior Notes Due 2013 Indenture dated as of September 18, 2006 (the “2013 Indenture” and together with the 2011 Indenture, the “Indentures”) among the Company, as issuer, the Guarantors party thereto and the Trustee including the Subsidiary Guarantee (the “2013 Subsidiary Guarantee” and together with the 2011 Subsidiary Guarantee, the “Subsidiary Guarantees”) made by the Ontario Guarantor in favour of the Trustee and each Holder of a Security pursuant to Section 14.01 of the 2013 Indenture; and

(d)	the Registration Rights Agreement dated as of September 18, 2006 among the Company, the Guarantors party thereto, and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as representations of the Purchasers.

We have also reviewed the form of notation of each Subsidiary Guarantee of the Ontario Guarantor which is appended to each Indenture as Exhibit E and is to be endorsed, pursuant to Section 14.02 of each Indenture, by the Ontario Guarantor on each Security executed, authenticated and delivered by the Company under the Indentures (each such notation of Subsidiary Guarantee by the Ontario Guarantor, a “Subsidiary Note Guarantee” of the Ontario Guarantor).

All of the documents described in paragraphs (a), (b), (c) and (d) above are collectively referred to in this opinion letter as the “Documents”.

B. Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

C. Scope of Examination

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

D. Assumptions and Reliances

We have assumed the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

We have relied upon the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted.

In expressing the opinion in paragraph 1, we have relied upon a certificate of status issued by the Ministry of Consumer and Business Services for Ontario dated September 15, 2006, a copy of which has been delivered to you.

To the extent that the opinions expressed in this letter are based on factual matters we have relied solely on a certificate of J. Michael May, the Assistant Secretary of the Ontario Guarantor, as to such matters. A copy of such certificate is attached as Schedule A hereto (the “Officer’s Certificate”). Without limiting the generality of the foregoing, in expressing the opinion in paragraph 6 relating to any ruling, judgment, injunction, order or decree known to us, we have relied exclusively on the related facts certified to us in the Officer’s Certificate.

We have not acted as corporate counsel to the Ontario Guarantor and have not maintained the minute books of the Ontario Guarantor. In expressing the opinions in paragraphs 2, 3, 4 and 6, we have relied on the minute books provided to us by the Ontario Guarantor, and the Officer’s Certificate confirming the accuracy and completeness of the minute books provided to us and our opinions in paragraphs 2, 3 and 6 are based solely on a review of the documents, instruments and certificates actually contained in such minute books.

E. Opinions

On the basis of the foregoing and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that:

1.	The Ontario Guarantor is a corporation duly incorporated and validly existing and has not been dissolved under the laws of the Province of Ontario, with all requisite corporate power and authority to own, lease, and operate its assets and carry on its business as it is currently being conducted.

2.	All the outstanding shares in the capital of the Ontario Guarantor have been duly authorized and validly issued, as fully paid and nonassessable, of which one common share is registered in the name of the Company and 59,744,600 common shares are registered in the name of AmeriCredit NS II Co.

3.	The Ontario Guarantor has the corporate power and authority to enter into the Documents to which it is a party and the Subsidiary Note Guarantees to be executed and delivered by it and each of such Documents and such Subsidiary Notes Guarantees has been duly and validly authorized by the Ontario Guarantor.

4.	Each of the Documents (including the Subsidiary Notes Guarantees) has been duly and validly executed and delivered by the Ontario Guarantor.

5.	Each Subsidiary Note Guarantee of the Ontario Guarantor, when duly endorsed by the proper officers of the Ontario Guarantor in accordance with the applicable Indenture upon any Securities duly executed, authenticated and delivered under the Indentures, will have been validly executed and delivered by the Ontario Guarantor.

6.	None of the issuance of any Subsidiary Note Guarantee, the execution, delivery or performance by the Ontario Guarantor of the Documents to which it is party nor the performance of its obligations thereunder, compliance by the Ontario Guarantor with the provisions thereof nor consummation by the Ontario Guarantor of the transactions contemplated thereby conflicts or will conflict with or constitutes or will constitute a breach of, or a default under the articles of incorporation or bylaws or other organizational documents of the Ontario Guarantor nor will any such action result in any violation of any existing law or regulation, or any ruling, judgment, injunction, order or decree known to us, and which is applicable to the Ontario Guarantor or any of its properties.

7.	No consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, administrative agency or other governmental body, agency, or official is required on the part of the Ontario Guarantor for the issuance of the Subsidiary Note Guarantees or in connection therewith.

8.	In any proceeding in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) for the enforcement of the Documents, an Ontario Court would apply the laws of New York (“New York Law”), in accordance with the parties’ choice of New York Law in the Documents, to all issues which under the laws of the Province of Ontario and the federal laws applicable in the Province of Ontario (“Ontario Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	The parties’ choice of New York Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Ontario Law (“Public Policy”);

(b)	In any such proceeding, an Ontario Court:

(i)	will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will apply Ontario Law to matters which would be characterized as procedural under Ontario Law;

(iii)	will apply provisions of Ontario Law that have overriding effect;

(iv)	will not apply any New York Law if its application would be contrary to Public Policy;

(v)	will not apply any New York Law if such application would be characterized under Ontario Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)	An Ontario Court has discretion to decline to hear an action if:

(i)	it is contrary to Public Policy;

(ii)	it is not the proper forum to hear such an action; or

(iii)	another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

9.	An Ontario Court would give a judgment based upon a final and conclusive in personam judgment of a court of competent jurisdiction in New York (a “New York Court”) for a sum certain, obtained against the Ontario Guarantor with respect to a claim arising out of the Documents (a “New York Judgment”) without reconsideration of the merits provided that:

(a)	the New York Court has jurisdiction over the Ontario Guarantor according to Ontario Law (and submission by the Ontario Guarantor in the Documents to the non-exclusive jurisdiction of the New York Court is sufficient for that purpose);

(b)	an action to enforce the New York Judgment must be commenced in an Ontario Court within any applicable limitation period;

(c)	an Ontario Court has discretion to stay or decline to hear an action on the New York Judgment if such judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(d)	an Ontario Court will render judgment only in Canadian dollars; and

(e)	an action in an Ontario Court on the New York Judgment may be affected by bankruptcy, insolvency or laws affecting the enforcement of creditors’ rights generally;

further,	an Ontario Court will not give such judgment if:

(a)	the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(b)	the New York Judgment is for a claim which would be characterized as based on foreign revenue, expropriatory, or penal, or other public law under Ontario Law;

(c)	the New York Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such statutes; and

(d)	the New York Judgment has been satisfied or is void or voidable under New York Law.

10.	The submission by the Ontario Guarantor to the non-exclusive jurisdiction of a New York Court in the Documents would be recognized and given effect by an Ontario Court as a valid submission to the New York Court, provided that the provisions of the Documents dealing with service of process on the Ontario Guarantor are duly complied with.

The opinions expressed in this letter are given solely for the benefit of the Addressees hereto, its successors and assigns in connection with the transactions referred to herein, and may not, in whole or in part, be relied upon by or shown or distributed to any other person.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Exhibit B

[Letterhead of McINNES COOPER]

Summit Place
1601 Lower Water Street
Post Office Box 730
Halifax, Nova Scotia
Canada B3J 2V1
T. 902 425 6500

www.mcinnescooper.com

Our File: F-6597

September 18, 2006

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

as Representatives of the initial Purchasers

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Jenkens & Gilchrist, P.C. 1445 Ross Avenue Suite 3200 Dallas, Texas 75202 Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017

Ladies and Gentlemen:

Re:	AmeriCredit Corp.

$250,000,000 0.75% Convertible Senior Notes Due 2011

$250,000,000 2.125% Convertible Senior Notes Due 2013

We are counsel in Nova Scotia to AMERICREDIT NS I CO. (“AmeriCredit NS 1”) and AMERICREDIT NS II CO. (“AmeriCredit NS 2”) (together, the “Nova Scotia Guarantors”) in connection with the guarantee by each of the Nova Scotia Guarantors of the 0.75% Convertible Senior Notes Due 2011 (the “2011 Notes”) and the 2.125% Convertible Senior Notes Due 2013 (the “2013 Notes”) of AmeriCredit Corp. (the “Company”), each to be issued pursuant to an indenture (each, an “Indenture”) among the Company, the Guarantors named therein and HSBC Bank USA (the “Trustee”) and to be sold by the Company to Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Friedman, Billings, Ramsey & Co., Inc. And Wachovia Capital Markets, LLC (together, the “Initial Purchasers”) pursuant to a Purchase Agreement (the “Purchase Agreement”) dated September 12, 2006 among the Company, the Initial Purchasers, and the guarantors listed on Exhibit “A” thereto (which list includes the Nova Scotia Guarantors).

Capitalized terms used but not defined this opinion have the respective meanings attributed to those terms in the Purchase Agreement. The 2011 Notes and the 2013 Notes are collectively referred to as the “Notes”.

For the purposes of rendering the opinion set forth below, we have examined copies of the documents listed in Schedule “A” to this letter (the “Documents”).

We have also examined the following documents with respect to each of the Nova Scotia Guarantors, and such statutes, public and corporate records, documents, certificates of governmental authorities and have made such investigations and considered such questions of law as we have considered necessary or appropriate to enable us to express the opinions hereinafter expressed:

(a)	its Memorandum of Association and Articles of Association;

(b)	a Resolution of its Board of Directors approving the transactions contemplated by the Purchase Agreement and authorizing the execution and delivery by it of the Documents to which it is a party and the performance of its obligations thereunder;

(c)	a Certificate of Status issued by the Registrar of Joint Stock Companies for the Province of Nova Scotia dated September 15, 2006; and

(d)	an Officer’s Certificate from an officer of the Nova Scotia Guarantor dated the date hereof as to certain factual matters, a copy of which is attached as Schedule “B” hereto (the “Officer’s Certificate”).

For the purpose of rendering the opinions expressed below, we have assumed that:

(i)	all documents submitted to us as originals are authentic and all documents submitted to us as certified or notarial copies or as photocopies or facsimile copies conform with the originals thereof;

(ii)	the indices and filing systems maintained in the public offices where we searched are accurate;

(iii)	the Documents have been validly authorized, executed and delivered by the parties thereto other than each of the Nova Scotia Guarantors and that each of the Nova Scotia Guarantors has physically delivered the Documents to which it is a party, free from escrow or other conditions;

(iv)	the matters and facts set out in the Officer’s Certificate are true and correct without independent examination; and

(v)	the Documents are legal, valid and binding obligations on the parties thereto, enforceable against such parties under their expressed governing law being the laws of the State of New York.

This opinion is limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing and to the qualifications expressed below, we are of the opinion that:

1.	Each of the Nova Scotia Guarantors is a corporation duly incorporated as an unlimited company, and validly existing and in good standing under the laws of Nova Scotia, with all requisite power and authority to own, lease, and operate its properties and to conduct its business as it is currently being conducted; and all the outstanding shares of capital stock of each of the Nova Scotia Guarantors has been duly authorized and validly issued, as fully paid but assessable, and registered in the name of AmeriCredit Corp.

2.	Each of the Nova Scotia Guarantors has the corporate power and authority to enter into the Purchase Agreement and the Registration Rights Agreement, and the Purchase Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered by the Nova Scotia Guarantors.

3.	The Indentures have been duly and validly authorized, executed and delivered by each of the Nova Scotia Guarantors.

4.	The Guarantees have been duly and validly authorized, executed and delivered by each of the Nova Scotia Guarantors.

5.	None of the issuance of the Guarantees, the execution, delivery or performance by each of the Nova Scotia Guarantors of the Operative Documents to which such Nova Scotia Guarantor is a party (which includes the Purchase Agreement, the Indentures, the Registration Rights Agreement and the Guarantees, collectively, the “Nova Scotia Guarantor Documents”)), compliance by such Nova Scotia Guarantor with the provisions thereof nor consummation by such Nova Scotia Guarantor of the transactions contemplated thereby conflicts or will conflict with or constitutes or will constitute a breach of, or a default under the memorandum of association or articles of association or other organizational documents of such Nova Scotia Guarantor nor will any such action result in any violation of any existing law, or any regulation, ruling, judgment, injunction, order or decree known to us, applicable to such Nova Scotia Guarantor or any of its properties.

6.	No consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, administrative agency or other governmental body, agency, or official is required on the part of any Nova Scotia Guarantor for the issuance of the Guarantees in connection therewith as contemplated by the Purchase Agreement.

7.	In any proceeding in a court of competent jurisdiction in the Province of Nova Scotia (a “Nova Scotia Court”) for the enforcement of the Nova Scotia Guarantor Documents, an Nova Scotia Court would apply the laws of New York (“New York Law”), in accordance with the parties’ choice of New York Law in the Nova Scotia Guarantor Documents, to all issues which under the laws of the Province of Nova Scotia and the federal laws applicable in the Province of Nova Scotia (“Nova Scotia Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	The parties’ choice of New York Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Nova Scotia Law (“Public Policy”);

(b)	In any such proceeding, an Nova Scotia Court:

(i)	will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will apply Nova Scotia Law to matters which would be characterized as procedural under Nova Scotia Law;

(iii)	will apply provisions of Nova Scotia Law that have overriding effect;

(iv)	will not apply any New York Law if its application would be contrary to Public Policy;

(v)	will not apply any New York Law if such application would be characterized under Nova Scotia Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)	A Nova Scotia Court has discretion to decline to hear an action if:

(i)	it is contrary to Public Policy;

(ii)	it is not the proper forum to hear such an action; or

(iii)	another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

8.	A Nova Scotia Court would give a judgment based upon a final and conclusive in personam judgment of a court of competent jurisdiction in New York (a “New York Court”) for a sum certain, obtained against a Nova Scotia Guarantor with respect to a claim arising out of the Nova Scotia Guarantor Documents (a “New York Judgment”) without reconsideration of the merits provided that:

(a)	the New York Court has jurisdiction over the Nova Scotia Guarantor according to Nova Scotia Law (and submission by the Nova Scotia Guarantor in Nova Scotia Guarantor Documents to the non-exclusive jurisdiction of the New York Court is sufficient for that purpose);

(b)	an action to enforce the New York Judgment must be commenced in an Nova Scotia Court within any applicable limitation period;

(c)	a Nova Scotia Court has discretion to stay or decline to hear an action on the New York Judgment if such judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(d)	a Nova Scotia Court will render judgment only in Canadian dollars; and

(e)	an action in an Nova Scotia Court on the New York Judgment may be affected by bankruptcy, insolvency or laws affecting the enforcement of creditors’ rights generally;

further, an Nova Scotia Court will not give such judgment if:

(i)	the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(ii)	the New York Judgment is for a claim which would be characterized as based on foreign revenue, expropriatory, or penal, or other public law under Nova Scotia Law;

(iii)	the New York Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such statutes; and

(iv)	the New York Judgment has been satisfied or is void or voidable under New York Law.

9.	The submission by the Nova Scotia Guarantor to the non-exclusive jurisdiction of a New York Court in the Nova Scotia Guarantor Documents would be recognized and given effect by an Nova Scotia Court as a valid submission to the New York Court, provided that the provisions of the Nova Scotia Guarantor Documents dealing with service of process on the Nova Scotia Guarantor are duly complied with.

The foregoing opinions are subject to the following qualifications:

a.

Enforceability of the Documents is subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other similar laws of general application affecting the enforcement of credits’ rights generally.

b.	The enforceability of the Documents is subject to general equity principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of the court.

c.	A Nova Scotia court may not grant a judgment in any currency other than lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

d.	With respect to the opinions expressed in opinion 1, to the extent they relate to issued shares of each of the Nova Scotia Guarantors, we have relied exclusively on the Share Register of each of the Nova Scotia Guarantors, respectively.

e.	The phrase “known to us” means the actual knowledge of Joseph A.F. Macdonald, the partner of this firm responsible for the conduct of this matter.

This opinion letter may be relied upon by the addressees only and only in connection with the transactions contemplated by the Purchase Agreement and may not be used or relied upon by the addressees or any other person for any purpose whatsoever without in each instance our prior written consent.

Yours very truly,

/s/ McINNES COOPER

MCINNES COOPER	Page 9
F-6597
September 18, 2006

SCHEDULE “A”

THE DOCUMENTS

1.	Purchase Agreement dated September 12, 2006 among the Company, the Initial Purchasers and the Guarantors.

2.	Indentures dated as of September 18, 2006 among the Company, the Guarantors and HSBC Bank USA, as trustee.

3.	The Guarantees executed by AmeriCredit NS I Co.

4.	The Guarantees executed by AmeriCredit NS II Co.

5.	The Registration Rights Agreement dated as of September 18, 2006 among the Company, the Guarantors and the Initial Purchasers.

Exhibit C

[Letterhead of Zukerman Gore & Brandeis, LLP]

December 15, 2006

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

Re:  AmeriCredit Corp.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for AmeriCredit Corp., a Texas corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”), relating to the registration by the Company of (a) $275,000,000 aggregate principal amount of its 0.75% Convertible Senior Notes due 2011 (the “2011 Notes”) and $275,000,000 aggregate principal amount of its 2.125% Convertible Senior Notes due 2013 (the “2013 Notes,” and together with the 2011 Notes, the “Notes”), (b) guarantees of the Notes (the “Subsidiary Guarantees”) by Americredit Corporation of California, AmeriCredit Financial Services, Inc., AmeriCredit Flight Operations, LLC, AmeriCredit Management Trust, AmeriCredit Consumer Discount Company, ACF Investment Corp., AmeriCredit Consumer Loan Company, Inc., Bay View Acceptance Corporation, CAR Group, Inc. and AFS Management Corp. (the “United States Guarantors”), and by AmeriCredit Financial Services of Canada Ltd., AmeriCredit NS I Co. and AmeriCredit NS II Co. (the “Canadian Guarantors,” and together with the United States Guarantors, the “Guarantors”), and (c) 18,809,121 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes, all of which are to be sold by certain holders of the Notes as described in the Registration Statement. The Notes were issued under an Indenture, dated September 18, 2006 (the “Indenture”), by and between the Company and HSBC Bank USA, as trustee (the “Trustee”).

In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of: (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date; (ii) copies of resolutions of the Board of Directors of the Company relating to the issuance and sale of the Notes, the preparation and filing of the Registration Statement; (iii) an executed copy of the Indenture with the form of the Notes and the Subsidiary Guarantees; (iv) the Registration Rights Agreement, dated September 18, 2006, between the Company, the Guarantors, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC and (v) the Indenture, Notes and Subsidiary Guarantees. In making the foregoing examinations, we have assumed the authenticity of the documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion to the extent we deem reasonably appropriate, we have requested and reviewed certificates of officers or directors of the Company. We have assumed and without independent investigation have relied upon the factual accuracy of the representations, warranties and other information contained in the items we examined. These are the only documents, records and instruments examined by us for the purposes of this opinion. In addition, we have made such other investigations of applicable law currently in effect as we deemed necessary under customary practice to enable us to render this opinion letter.

Based on the foregoing, it is our opinion that:

1. The Notes are legally issued and binding obligations of the Company; and

2. The Subsidiary Guarantees of the United States Guarantors are legally issued and binding obligations of the Guarantors.

The opinions rendered by us are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws now or hereafter in effect relating to or affecting the rights, powers, interests and remedies of creditors generally; (b) the effect of general rules or principles of equity, whether considered in a proceeding in equity, at law or otherwise, and the discretion of the court or other authority before which any proceeding may be brought, including (without limitation) those pertaining to materiality, good faith, fair dealing, diligence, reasonableness, unconscionability, impossibility of performance, priorities, redemption or other cure, suretyship rights or defenses, waiver, laches, estoppel, or judicial deference; and (c) we express no opinion concerning the enforceability of any waivers of rights or defenses or exculpation or indemnification provisions where such waivers or provisions are contrary to public policy.

We have assumed that the Trustee has the requisite power and authority to enter into and perform its obligations under the Indenture, that the Indenture has been duly authorized, executed and delivered by the Trustee, and that the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

We express no opinion as to whether the choice of New York law as a forum for litigation (pursuant to N.Y. General Obligations Law §5-1402) would be respected or enforced by the court of any state, other than the courts of the State of New York.

We are licensed to practice law only in the State of New York. The opinions expressed herein are specifically limited to the applicable laws of the State of New York, the General

Corporation Law of the State of Delaware, and the applicable federal securities laws of the United States of America that, in our experience, are applicable to securities of the type covered by the Registration Statement. We do not express any opinion with respect to the law of any jurisdiction other than such laws or as to the effect of any such other law on our opinions.

Subject only to the immediately following sentence, this opinion letter is rendered to you solely in connection with the issuance of the Notes and the Guarantees and for no other purpose whatsoever. Notwithstanding the immediately preceding sentence, you are permitted to deliver a copy of this letter to your counsel, Jenkens and Gilchrist, a professional corporation, who may rely on this opinion in connection with the rendering of their legal opinion that will be filed as Exhibit 5.1 to the Registration Statement (the “5.1 Opinion”), and this opinion may be annexed as an exhibit to Jenkens and Gilchrist’s 5.1 Opinion; provided, however, that in consenting to permitting this opinion to be annexed as an exhibit to the Jenkens and Gilchrist’s 5.1 Opinion we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility whatsoever to advise you or anyone else, or to update, supplement, revise or amend this opinion letter as a result of, any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any of you who may rely on this opinion letter at any future time should seek advice of your counsel as to the proper application of this opinion letter at such time.

Very truly yours,

/s/ Zukerman Gore & Brandeis, LLP